UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 26, 2017

Hines Global REIT II, Inc.
__________________________________
Exact name of registrant as specified in its charter)

Commission file number: 000-55599

Maryland	80-0947092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard
Suite 5000
Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip code)

(888) 220-6121
(Registrant’s telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01 Entry into a Material Definitive Agreement

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

Termination of Uncommitted Loan Agreement

Effective as of October 2, 2017, in connection with the entry into the Restated Hines Credit Facility described under Item 2.03 of this Current Report on Form 8-K, the $75.0 million Uncommitted Loan Agreement dated December 15, 2014, between Hines Global REIT II, Inc. (“Hines Global II,” “we” or “us”), as borrower and Hines Interest Limited Partnership (“Hines”), as lender, as amended by the First Amendment to Uncommitted Loan Agreement (the “Uncommitted Loan Agreement”) was terminated. Hines is the Sponsor of Hines Global II. No early termination penalties were incurred by Hines Global II in connection with the termination of the Uncommitted Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Subsequent to the termination of the Uncommitted Loan Agreement, on October 2, 2017, Hines Global II Properties LP (the “Operating Partnership”) entered into an uncommitted loan agreement (the “Restated Hines Credit Facility”) with Hines for a maximum principal amount of $240.0 million. The Restated Hines Credit Facility replaces the terminated Uncommitted Loan Agreement. Interest on each advance under the Restated Hines Credit Facility is charged monthly at a variable rate, which is (i) Hines’ then-current borrowing rate under its revolving credit facility and (ii) if the Operating Partnership enters into a revolving credit facility, the rate under such facility. As of October 3, 2017, the effective interest rate for advances under the Restated Hines Credit Facility was 2.98%. Each advance under the Restated Hines Credit Facility must be repaid within six months, subject to one six-month extension at the option of the Operating Partnership and subject to the satisfaction of certain conditions. The Restated Hines Credit Facility will terminate on the earlier of (a) the termination of the availability period as determined by Hines at its discretion (which will not impact the maturity date of any outstanding or previously approved advance under the loan agreement); (b) December 31, 2018; and (c) the date Hines accelerates the repayment of the loan agreement pursuant to any event of default. As of October 3, 2017, we had $35.0 million outstanding under the Restated Hines Credit Facility.

Notwithstanding that each advance under the Restated Hines Credit Facility matures six months after it is made, the Operating Partnership is required to repay each advance with any capital raised, unless the Operating Partnership enters into a revolving credit facility (the “OP Facility”), at which point the Operating Partnership may use such proceeds from its public offering to repay the OP Facility, if any, prior to repaying any advances under the Restated Hines Credit Facility. The Restated Hines Credit Facility also permits voluntary prepayment of principal and accrued interest.

The Restated Hines Credit Facility requires the maintenance of certain financial covenants beginning the earlier of (a) September 30, 2018 or (b) the effective date of the OP Facility, if any, which includes covenants concerning indebtedness to total asset value. In addition, the Restated Hines Credit Facility contains customary affirmative and negative covenants, which, among other things, prohibit us and the Operating Partnership from: (i) merging with other companies or changing ownership interest; (ii) selling all or substantially all of our assets or properties; and (iii) if in default under the loan agreement, paying distributions to our stockholders other than as required to maintain our status as a real estate investment trust. The Restated Hines Credit Facility also requires us to deliver to Hines certain quarterly and annual financial information.

The Restated Hines Credit Facility contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Restated Hines Credit Facility, Hines may accelerate the repayment of amounts outstanding under the Restated Hines Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

The above description of the Restated Hines Credit Facility is a summary and is qualified in its entirety by the Restated Hines Credit Facility, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 8.01 Other Events.

New Net Asset Value Per Share

Based on the recommendation from the valuation committee of our board of directors, on September 26, 2017, our board of directors approved the new net asset value (“NAV”) per share of our common stock of $9.69 as of August 31, 2017. The new NAV represents a 0.4% increase over the previously determined NAV per share of $9.65 as of December 31, 2016. The new NAV per share was determined in accordance with our valuation policy and utilizing guidelines established by Investment Program Association Practice Guideline 2013-01 - “Valuation of Publicly Registered, Non-Listed REITs” issued on April 29, 2013. The new NAV per share is effective for share issuances under our distribution reinvestment plan beginning on or after October 3, 2017. It is currently anticipated that the NAV per share will next be determined as of December 31, 2017 and announced during the first quarter of 2018.

Methodology

We engaged Cushman and Wakefield, Inc. (“Cushman”), an independent third party real estate advisory and consulting firm, to provide third party appraisals for each of our real estate properties as of August 31, 2017. These appraisals were performed in accordance with Uniform Standards of Professional Appraisal Practice with respect to our domestic real estate investments and performed in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors with respect to our international real estate investments.

We also engaged Jones Lang LaSalle, an independent third party real estate advisory and consulting services firm, to perform valuations of our debt obligations as of August 31, 2017.

In establishing the NAV per share of $9.69, in addition to using the appraised values of our real estate investments and values of our debt obligations, the valuation committee also included in its determination the values of other assets and liabilities such as cash, tenant and other receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities, all of which were valued at cost. No liquidity discounts or discounts relating to the fact that we are externally managed were applied to the NAV per share and no attempt was made to value the company as an enterprise.

Additionally, we engaged Altus Group U.S., Inc. (“Altus Group”), to review the appraisals provided by Cushman and to assess the reasonableness of our new NAV per share. The appraisal reviews were conducted under the supervision of a member of the Appraisal Institute. In assessing the reasonableness of our new NAV per share, Altus Group utilized the appraised values provided by Cushman as described above, the valuations of our debt obligations provided by Jones Lang LaSalle and information provided by management regarding balances of cash, tenant and other receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities. Altus Group concluded that the new NAV per share determined by our board of directors was reasonable.

The independent firms that we engaged to assist us in connection with our determination of a new NAV per share, as described above, have provided, and are expected to continue to provide, real estate appraisal, valuation and financial advisory services to us and to Hines and its affiliates and have received, and are expected to continue to receive, fees in connection with such services. Certain of these firms and their respective affiliates may from time to time in the future perform other real estate appraisal, valuation and financial advisory services for us and for Hines and its affiliates, or in transactions related to the properties that are the subject of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable appraisal report.

The aggregate appraised value of our real estate property investments represents a 9.8% increase when compared to the purchase price of the real estate investments excluding closing costs, transaction fees and additional capital investments since their acquisition.  This 9.8% net increase resulted from an 7.8% appreciation in the aggregate appraised values of our real estate investments since their purchase, which includes a 2.0% appreciation resulting from the increased strength of the Euro against the U.S dollar.

The table below sets forth the calculation of our NAV per share and the offering price of each class of shares of our common stock as of August 31, 2017 and December 31, 2016:

	August 31, 2017		December 31, 2016
	Gross Amount	Per Share	Gross Amount	Per Share
	(in thousands)		(in thousands)
Real estate investments	$671,627	$17.03	$409,066	$15.41
Other assets	50,108	1.27	107,610	4.05
Debt obligations and other liabilities	(339,446)	(8.61)	(260,340)	(9.81)
Noncontrolling interests	(225)	—	(204)	—
NAV	$382,064	$9.69	$256,132	$9.65
Shares outstanding	39,440		26,543

Other than with respect to the appraised values of our real estate investments and values of our debt obligations, the values of the assets and liabilities described above were determined based on their cost as of June 30, 2017 and included certain pro forma adjustments primarily related to: (i) the issuance of additional shares net of offering proceeds of our common stock from July 1, 2017 through August 31, 2017, (ii) pro forma adjustments to remeasure the foreign currency loan balances using the spot rate as of August 31, 2017, and (iii) the payment of capital expenditures from July 1, 2017 through August 31, 2017. Other than those adjustments described above, we did not make significant additional adjustments related to our operations for the period from July 1, 2017 through August 31, 2017 because we did not believe they would have a material impact on our NAV per share. Additionally, the calculation of the NAV per share excluded certain items on our consolidated balance sheet that were determined to have no future value or economic impact on the valuation. Examples include receivables related to straight-line rental revenue, costs incurred to put debt in place, and issuer costs payable to Hines Global REIT II Advisors LP (the “Advisor”), in excess of 2.5% of the gross proceeds from our public offering, which is the amount at which we have capped reimbursements to our Advisor for issuer costs incurred on our behalf. Other items were excluded because they were already considered elsewhere in the valuation. Examples include intangible lease assets and liabilities related to our real estate investments and costs incurred for capital expenditures that were included in the appraised values of our real estate investments.

The NAV per share does not reflect any distribution and stockholder servicing fees that may become payable after June 30, 2017, which fees may not ultimately be paid in certain circumstances, including if the Company was liquidated or if there was a listing of our common stock. As of June 30, 2017, we have accrued under U.S. generally accepted accounting principles (“GAAP”) $7.4 million of distribution and stockholder servicing fees payable in the future with respect to the Class T Shares and Class I Shares outstanding as of June 30, 2017. Any estimated liability for future potential distribution and stockholder servicing fees, which will be accrued under GAAP at the time each Class T Share and Class I Share is sold, will not be reflected in the calculation of the NAV per share. Accordingly, the NAV per share as of August 31, 2017 does not reflect any amounts related to such future distribution and stockholder servicing fees.

The appraised values provided by Cushman described above were determined primarily by using methodologies that are commonly used in the commercial real estate industry. These methodologies included discounted cash flow analyses and reviews of current, historical and projected capitalization rates for properties comparable to those owned by us as well as going-in capitalization rates for properties comparable to those owned by us. Each appraisal assumes a 10-year hold period. The tables below summarize the key assumptions that were used in the valuations of our real estate investments.

	Rate	Weighted Average
Domestic Real Estate Investments
Office
Exit capitalization rate	7.25%	7.25%
Discount rate/internal rate of return	8.75%	8.75%
Industrial
Exit capitalization rate	6.50%	6.50%
Discount rate/internal rate of return	7.25% - 8.00%	7.74%
Multi-Family
Exit capitalization rate	5.75%	5.75%
Discount rate/internal rate of return	7.25%	7.25%
Retail
Exit capitalization rate	6.25% - 6.50%	6.35%
Discount rate/internal rate of return	6.50% - 7.00%	6.71%
International Real Estate Investments
Office
Going-in capitalization rate	4.59%	4.59%
Multi-Family
Exit capitalization rate	5.13%	5.13%
Discount rate/internal rate of return	8.00%	8.00%

While our board of directors believes that the assumptions used in determining the appraised values of our real estate investments are reasonable, a change in these assumptions would impact the calculation of such values. For example, assuming all other factors remained unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the appraised values of our real estate investments of 0.8%, while a decrease in the average discount rate of 25 basis points would yield an increase in the appraised values of our real estate investments of 3.0%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the appraised values of our real estate investments of 1.1%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the appraised values of our real estate investments of 3.5%. Additionally, an increase in the average going-in capitalization rate of 25 basis points would yield a decrease in the appraised value of our real estate investments of 4.2%, while a decrease in the average going-in capitalization rate of 25 basis points would yield an increase in the appraised value of our real estate investments of 5.8%.

Limitations of NAV Per Share

As with any valuation methodology, the methodology used to determine the NAV per share was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive an NAV per share that could be significantly different from the NAV per share determined by our board of directors. The NAV per share described above is not intended to represent the fair value of our assets less liabilities in accordance with GAAP, and such NAV per share is not a representation, warranty or guarantee that (i) a stockholder would be able to realize the NAV per share if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the NAV per share upon our liquidation or sale; (iii) shares of our common stock would trade at the NAV per share on a national securities exchange; or (iv) a third party would offer the NAV per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock. In addition, we can make no claim as to whether the NAV per share will or will not satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that have invested in shares of our common stock.

Further, the NAV per share was calculated as of a moment in time, and, although the value of shares of our common stock will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, the distribution of proceeds from the sale of real estate to our stockholders and changes in corporate policies such as our distribution level relative to earnings, we do not undertake to update the NAV per share for each such fluctuation. As a result, stockholders should not rely on the NAV per share as an accurate measure of the then-

current value of shares of our common stock in making a decision to buy or sell shares of our common stock, including whether to reinvest distributions by participating in our distribution reinvestment plan.

New Price per Share Under our Distribution Reinvestment Plan
Pursuant to the terms of our distribution reinvestment plan, shares are issued at the NAV per share most recently disclosed by us in a filing with the Securities and Exchange Commission (the “SEC”). As described above, our board of directors has approved a new NAV per share of $9.69. Accordingly, starting with distributions declared for the month of October 2017, which are expected to be paid on November 1, 2017, participants in our distribution reinvestment plan will have their distributions reinvested in shares of the same class as the shares on which the distributions are being made at a price equal to the new NAV per share of $9.69, rather than at the previous NAV per share of $9.65.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Uncommitted Loan Agreement, dated as of October 2, 2017, by and between Hines Global REIT II Properties, LP, as borrower, and Hines Interests Limited Partnership, as lender
99.1	Consent of Independent Valuer, Cushman & Wakefield, Inc.
99.2	Consent of Independent Valuer, Altus Group U.S., Inc.
99.3	Consent of Independent Valuer, Jones Lang LaSalle

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (including, without limitation, statements concerning the NAV per share, assumptions made in determining the NAV per share, future payments of cash distributions and future reinvestments of cash distributions) that are based on our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, our ability to maintain occupancy levels and lease rates at our properties, our ability to repay or successfully refinance our debt obligations, the future operating performance of our investments, the level of participation in our distribution reinvestment plan, and those risks set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, as amended or supplemented by our other filings with the SEC. Although these forward-looking statements reflect management’s belief as to future events, actual events or our investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements may be significantly hindered. Stockholders are cautioned not to place undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT II, Inc.

October 3, 2017	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer